Exhibit 99.2

CONSENT OF FINANCIAL ADVISORS

We consent to the inclusion of our Fairness Opinion issued to Premier Bancshares, Inc. in this registration statement on Form S-4. We also consent to the reference to our firm under the caption “The Opinion of Financial Advisor to Premier Bancshares Inc.”

/s/ Baxter Fentriss and Company
Baxter Fentriss and Company

Richmond, Virginia
March 31, 2017